Exhibit 99.1

UTSTARCOM TO DELAY FILING OF ITS 2005 ANNUAL REPORT

The Company delays filing of 10-K pending:

-                    The completion of the Audit Committee Investigation; and

-                    The completion of the Company’s assessment of its internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002

The Company Targets Filing its 2005 Annual Report on or about April 30, 2006

The Company will conduct a Conference Call today at 2:00pm PST to Discuss This Delay

ALAMEDA, Calif., March 16, 2006 — UTStarcom, Inc. (Nasdaq: UTSI), announced today that it will delay the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “2005 Form 10-K”).

This delay is due to the Company needing additional time (i) to enable the Audit Committee of the Board of Directors of the Company to complete an investigation with regard to the circumstances surrounding the premature recognition of revenue on a contract with a customer in India and certain other transactions; and (ii) for management to complete the preparation of its 2005 consolidated financial statements and its assessment as of December 31, 2005 of the Company’s  internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.

 “Significant progress has been made in connection with the investigation and the assessment of internal controls,” stated Fran Barton, chief financial officer of UTStarcom, Inc. “The Audit Committee has kept the Company’s independent registered public accounting firm apprised of its work to date and our management team has begun to formulate and implement appropriate remedial measures at the request of the Audit Committee.”

Audit Committee Investigation:

As previously disclosed in the Company’s press release dated February 9, 2006, at the request of the UTStarcom management team, the Audit Committee of the Board of Directors of the Company is conducting an investigation with the assistance of independent counsel and forensic accountants with regard to the circumstances surrounding the premature recognition of revenue on a contract with a customer in India and certain other transactions.

The Company recognized approximately $22 million in revenue on the contract, with total gross margin of less than one million dollars.  This revenue was recognized during several of the quarters from 2003 through 2005. At the conclusion of this investigation, the Audit Committee will assess and evaluate the findings to determine if previously issued financial statements need to be revised.  The 2005 Form 10-K cannot be completed and filed until the Audit Committee has completed its review of the matters that are the subject of its investigation.

Sarbanes-Oxley Act Section 404 Assessment:

In addition, Management is still in the process of assessing the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005 as required under the provisions of Section 404 of the Sarbanes-Oxley Act of 2002, in part because of the above-mentioned investigation.

As previously disclosed in the Company’s 2004 Annual Report on Form 10-K, management concluded that due to the existence of material weaknesses, the Company’s internal control over financial reporting was not effective as of December 31, 2004. While management has not yet completed its assessment of internal control over financial reporting as of December 31, 2005, it has determined that due to the continued existence of certain of the previously identified material weaknesses, the Company’s management will conclude in its “Management Report on Internal Control Over Financial Reporting” to be included in the 2005 Form 10-K, that the Company’s internal control over financial reporting was not effective as of December 31, 2005. Also, as a result of these material weaknesses, the Company’s management believes that the report of its independent registered public accounting firm will contain an adverse opinion with respect to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005.  A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

The presently identified material weaknesses at December 31, 2005  are with respect to: (i) controls related to revenue recognition; (ii) controls related to the existence and valuation of inventory/deferred costs and the related cost of sales; (iii) controls related to the financial closing and reporting process; (iv)  processes and controls  related to the preparation of the Company’s provision of income taxes; (v) controls related to the segregation of duties and user access; (vi) the need to ensure the Company employs sufficient finance personnel with the necessary experience and technical accounting expertise, including knowledge of US generally accepted accounting principles, relative to their assigned level of responsibility, and; (vii) the need to ensure adequate processes and personnel exist to supervise and monitor decentralized locations.  Further, the Company has assessed that it did not maintain an effective control environment as of December 31, 2005.

Additionally, since management is continuing to assess the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, additional material weaknesses, including material weaknesses identified as part of the investigation noted above, may be identified.

The Company expects the Audit Committee to complete its investigation and management to complete its assessment of its internal control over financial reporting and expects to file its 2005 Form 10-K on or about April 30, 2006.

As such, the Company will file a Form 12b-25 Notification of Late filing with the SEC relating to the delay in filing its 2005 Form 10-K and indicating that the filings will not be made within the 15-day extension period permitted by the Form.

The Company has notified the Nasdaq Stock Exchange of the delay in filing the 2005 Form 10-K.

Select Potential Operational Impacts:

Convertible Notes

In connection with the Company’s offering of its 7/8% Convertible Subordinated Notes due March 1, 2008 (the “Notes”), the Company and U.S. Bank National Association (the “Trustee”) entered into an indenture dated March 12, 2003 (the “Indenture”).  If the Company is unable to file the 2005 Form 10-K by March 31, 2006, the Company will not be in compliance with its obligations to deliver its SEC filings to the Trustee under Section 6.2 of the Indenture.  The delay in filing the 2005 Form 10-K will not result in an automatic default and acceleration of such long-term debt. Neither the Trustee nor the holders of at least 25% of the outstanding principal amount of debt securities issued under the Indentures will have the right to accelerate the maturity of such debt securities unless the Company fails to file and deliver its 2005 Form 10-K within 60 days after either the Trustee or the above mentioned holders have given notice of such default to the Company.

In addition, any acceleration of any loans under the Company’s other credit facilities, to the extent that they exceed US$30,000,000 and are not paid or discharged within 30 days after either the Trustee or the above mentioned holders have given notice specifying their default to the Company, would trigger a cross-default under Section 8.1(5) of the Indenture and thus an acceleration of the Notes.

There is currently $274.6 million of long-term debt outstanding under the Notes.

Credit facilities

As of December 31, 2005 the Company’s subsidiaries in the People’s Republic of China had approximately $199 million of short-term borrowings outstanding under their local China lines of credit.  The Company is currently reviewing the credit lines and the loan agreements on its subsidiaries outstanding borrowings, to verify that the untimely filing of the 2005 Form 10-K would not result in a breach or event of default under any applicable line or loan agreements.  In the event that the Company determines that a breach or event of default has occurred under any of its China lines of credit or loan agreements, the

Company will request a temporary waiver from the respective financial institution to permit the continued access to the line or loan agreement while the Company completes its filing obligations.  There can be no assurance that the Company will receive such a waiver.

The Company entered into a $100 million Committed Receivables Purchase Agreement with Citibank, N.A. during 2005 under which the Company covenants to provide a copy of its audited consolidated financial statements (together with explanatory notes thereon) and the auditor’s report letter within 90 days after the end of each fiscal year.  The Company will request a temporary waiver from Citibank, N.A. to permit the continued access to the facility while the Company completes its filing obligations.  There can be no assurance that the Company will receive such a waiver.  There are no current amounts outstanding under this agreement.

2005 Financial Results:

On February 9, 2006, the Company released its preliminary results for the fourth quarter ended December 31, 2005. Based on the preliminary results, the Company expects to report total revenues for the year ended December 31, 2005 of approximately $2.95 billion compared to $2.70 billion for the year ended December 31, 2004. The Company expects to report a net loss for the year ended December 31, 2005 of approximately $462 million compared to net income of $73.4 million for the year ended December 31, 2004. The preliminary 2005 results include asset impairment charges of approximately $218 million, restructuring charges of approximately $30 million and a valuation allowance tax charge for deferred tax assets of approximately $93 million. The preliminary 2005 results reflect known adjustments to date, but are subject to change as a result of any adjustments arising from the Audit Committee investigation and/or subsequent events prior to the filing of the Company’s 2005 Form 10-K and the completion of the audit of the financial statements by the Company’s independent registered public accounting firm.

Conference Call

The Company will conduct a conference call, which is open to the public, to discuss this matter. The call will take place at 2:00 p.m. (PST). The conference call dial-in numbers are as follows: United States — 888-398-3046; International — 706-634-2492.

A replay of the call will be available from approximately 5:30 p.m. (PST) on March 16, 2006 to 11:59 p.m. (PST) on March 23, 2006. The conference call replay numbers are as follows: United States — 800-642-1687; International — 706-645-9291. The Access Code is 6738434.

Investors will also have the opportunity to listen to the conference call and the replay over the Internet through UTStarcom’s Web site at: www.utstar.com.

To listen to the live call, please go to the Web site at least 15 minutes early to register and to download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will also be available on this site.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in the United States, China, Korea and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

This release contains statements that are forward-looking in nature, including without limitation statements about the outcome of the actions being taken by the Company and its audit committee, the anticipated timing and nature of filings with the Securities and Exchange Commission, the potential operational impacts on the Company of a late filing of the Company’s 2005 Form 10-K with the

Securities Exchange Commission, and the Company’s ability to seek waivers of, or otherwise mitigate or cure, any defaults under agreements that may be caused by a late filing with the with the Securities Exchange Commission.  Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially.  These risks include the ultimate timing and outcome of the pending investigation.  The Company also refers readers to the risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission.

Company Contact

Chesha Kamieniecki

Director of Investor Relations

UTStarcom, Inc.

(510) 749-1560

Press Contact

Stephanie Gallagher

Engage PR

(510) 748-8200, x213

stephanie@engagepr.com